Exhibit 99.1

Purple Innovation Announces Voluntary Delisting of Warrants

Lehi, Utah, November 19, 2020 – Purple Innovation, Inc. (NASDAQ: PRPL) (“the Company”), the leader in comfort innovation and the creator of the renowned Purple® Mattress, announced that it has notified the Nasdaq Stock Market of its intention to voluntarily withdraw the Nasdaq listing of its warrants to purchase common stock (NASDAQ: PRPLW) that will remain outstanding following the completion of the Company’s previously-announced redemption of certain outstanding warrants. The listing of the Company’s Class A common stock, which is traded on Nasdaq under the ticker symbol “PRPL,” will not be affected by the delisting of the Company’s warrants.

The company currently has outstanding (i) warrants that were issued in the initial public offering of the Company’s predecessor (the “Public Warrants”), (ii) warrants that were issued in a private placement (the “Sponsor Warrants”), and (iii) warrants that were issued to certain lenders in connection with the closing of the Amended and Restated Credit Agreement dated February 26, 2019 (the “Incremental Loan Warrants”). The Public Warrants and Sponsor Warrants are listed on The Nasdaq Stock Market and currently trade under the symbol “PRPLW.”

As previously announced, the Company provided notice to the holders of the Public Warrants and the Incremental Loan Warrants that their warrants will be redeemed in accordance with the terms of such warrants on November 30, 2020 (the “Redemption”).

After the effectiveness of the Redemption on November 30, 2020, the Company anticipates that the remaining outstanding warrants of the Company will consist of approximately 8.5 million Sponsor Warrants, exercisable for approximately 4.25 million shares of Class A Common Stock, which are currently only held by 16 warrant holders.

The holders of the remaining Sponsor Warrants have the right to exercise their warrants for cash at a price of $11.50 per share or on a cashless basis at any time. If holders of the Sponsor Warrants subsequently transfer their warrants, other than to certain permitted transferees, those transferred warrants would be subject to redemption by the Company provided that the conditions for redemption are satisfied.

Given the limited number of warrant holders remaining after the Redemption, and the Company’s right to potentially redeem transferred warrants, the Company believes that trading activity in the warrants will be limited following the Redemption, which could negatively affect the liquidity of the warrants. Based on these considerations, combined with the costs associated with the continued listing of the warrants, the Company believes that continued listing of the warrants is not necessary. On November 13, 2020, the Board of Directors of the Company determined that it is in the best interests of the Company to voluntarily withdraw the listing of the remaining warrants from Nasdaq following the Redemption.

Accordingly, on November 19, 2020, the Company notified Nasdaq of its intent to withdraw the warrants from listing on Nasdaq. The Company intends to file a Form 25 with the SEC on November 30, 2020 relating to the warrants, with the delisting to be effective ten days thereafter.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 25 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors' products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Purple Innovation, Inc.
Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851